Federal Home Loan Bank of Des Moines
Announcements

Two Important Capital Stock Notifications

Daily Repurchase of Excess Activity Stock

Effective Friday, April 27, 2012, all excess Activity Stock will be repurchased on a daily basis. The transition from a monthly to a daily repurchase of excess Activity Stock coincides with the Bank's recent decision to differentiate dividend payments on subclasses of its stock, which will begin with the first quarter dividend payout in May 2012. Please refer to the announcement dated December 20, 2011.

Since excess Activity Stock will be redeemed daily, submission of a Capital Stock Redemption Form will no longer be necessary beginning April 27, 2012.

Annual Calculation of Required Membership Capital Stock

Each year, FHLB Des Moines calculates the amount of Membership Stock every member is required to own. The Bank's Capital Plan requires that each member maintain Membership Stock in a dollar amount equal to 0.12% of the member's total assets as of the preceding December 31, with a maximum of $10 million and a minimum of $10,000. Members' total assets are based on the information FHLB Des Moines received from each member's regulator. Any needed adjustments to your Membership Stock Requirement as a result of the calculation will take place on Friday, April 27, 2012.

Further details regarding any necessary adjustments are addressed in the Questions and Answers section below.

Questions and Answers

1.Where do I find the capital stock requirement?

The Membership Stock calculation will appear on each member's Annual Calculation of Minimum Capital Stock Requirement statement. On Thursday, April 12, 2012, the statement will be available in the Statements section of eAdvantage.

2.What verification is required and who should I notify if it is not correct?

Please verify the voting state listed for your institution on your Annual Calculation of Minimum Capital Stock Requirement statement. If the information is not correct or you have any questions, please email our Accounting Department at CapitalStock@fhlbdm.com or contact Terri Goetsch at 800.544.3452, ext. 1424 on or before April 20, 2012.

3.What if my institution is required to purchase additional Membership Stock?

If additional Membership Stock must be purchased, the amount will be charged to your principal demand deposit account on Friday, April 27, 2012 after the close of business. Please ensure that sufficient funds are available no later than 4:30 PM on that day.

4.Can my institution use excess Activity Stock to satisfy any additional Membership Stock requirements?

Activity and Membership Stock represent separate subclasses of Bank stock and are not convertible. However, your institution may use any proceeds from the excess Activity Stock repurchases to purchase additional Membership Stock.

5.What if my institution has excess Membership Stock?

If your institution has any excess Membership Stock, the Bank will repurchase and deposit the excess funds in your principal demand deposit account after the close of business on Friday, April 27, 2012.

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Statements contained in this announcement, including statements describing the objectives, projections, estimates or future predictions in the Bank's operations, may be forward-looking statements. These statements may be identified by the use of forward-looking terminology, such as anticipates, believes, could, estimate, may, should, and will or their negatives or other variations on these terms. By their nature, forward-looking statements involve risk or uncertainty and actual results could differ materially from those expressed or implied or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.